Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 90 to the Registration Statement No. 002-73133 on Form N-1A of our report dated November 21, 2007 relating to the financial statements and financial highlights of Fidelity Charles Street Trust, including Fidelity Asset Manager 70%, appearing in the Annual Report on Form N-CSR of Fidelity Charles Street Trust for the year ended September 30, 2007 and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 18, 2008